QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THERAVANCE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

        Theravance, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

        DOES HEREBY CERTIFY:

        FIRST: That the name of this corporation is Theravance, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 19, 1996 under the name Advanced Medicine, Inc.

        SECOND: That the Board of Directors duly adopted resolutions proposing to further amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

        RESOLVED, that the Restated Certificate of Incorporation of this corporation be further amended and restated in its entirety as follows:

ARTICLE I

        The name of this corporation is Theravance, Inc.

ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        A.    Classes of Stock.    This corporation is authorized to issue three classes of stock to be designated, respectively, "Common Stock," "Class A Common Stock", and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 129,167,741 shares. 120,000,000 shares shall be Common Stock, 8,967,741 shares shall be Class A Common Stock, and 3,225,806 shares shall be Preferred Stock, each with a par value of $0.01 per share.

        B.    Rights, Preferences and Restrictions of Preferred Stock.    The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Upon the filing of this Restated Certificate of Incorporation, each one (1) share of this corporation's Common Stock and Class A Common Stock outstanding immediately prior to the filing of this Restated Certificate of Incorporation shall be automatically combined (via reverse stock split) into (1/1.55) of one share of this corporation's Common Stock or Class A Common Stock, respectively, without any action by the holder thereof (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split, and the number of outstanding shares of Common Stock and/or Class A Common Stock held by each holder immediately after the Reverse Stock Split shall be rounded down to the nearest whole share determined on the basis of the total number of shares of Common Stock and/or Class A Common Stock then held by such holder. In lieu of issuing fractional shares upon the Reverse Stock Split, this corporation shall pay holders the fair market value, as of the time of filing of this Amended and Restated Certificate of Incorporation and as determined in good faith by this corporation's Board of Directors, of the fractional shares that would have been issued upon the Reverse Stock Split but for the preceding sentence.

        Every share number, dollar amount and other provision contained in this Amended and Restated Certificate of Incorporation has been adjusted for the Reverse Stock Split.

        C.    Common Stock and Class A Common Stock.    The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and Class A Common Stock are as set forth below in this Section C of this Article IV(C).

        1.     Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, if any, the holders of the Common Stock and Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of the corporation including, distributions pursuant to stock splits or divisions of the stock of the corporation which occur after the initial issuance of Class A Common Stock, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock. In the case of any combination or reclassification of the Common Stock or the Class A Common Stock, the shares of the Common Stock or the Class A Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Class A Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Class A Common Stock outstanding immediately prior to such combination or reclassification.

        2.     Liquidation Rights.    Upon the liquidation, dissolution or winding up of this corporation, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights, if any, the assets of this corporation shall be distributed among the holders of Common Stock and Class A Common Stock pro rata based on the number of shares of Common Stock and Class A Common Stock held by each.

        3.     Voting Rights.    Except as set forth in Section C.10 of this Article IV, the Common Stock and Class A Common Stock shall vote together on matters as a single class and the holder of each share of Common Stock and the holder of each share of Class A Common Stock shall each have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

        4.     Redemption.    Subject to the provisions of the Governance Agreement, dated as of May 11, 2004, among this corporation, SmithKline Beecham Corporation, a Pennsylvania corporation ("GSK"), GlaxoSmithKline plc, an English public limited company ("GlaxoSmithKline") and Glaxo Group Limited, a limited liability company organized under the laws of England and Wales, as such agreement may be amended from time to time (such agreement, as amended from time to time, the "Governance Agreement"), fifty percent (50%) of the then Callable/Puttable Shares (as defined below in Section C.11 of this Article IV) may be redeemed (the "Call"), out of funds legally available therefor, at the price and upon the terms and conditions set forth below. Pursuant to the Governance Agreement, GSK is required to inform the Company, in the period between June 1, 2007 and no later than the close of business on July 1, 2007, in writing whether or not it desires to exercise the Call pursuant to this Section C.4. If GSK does request the Call, it shall provide the desired date of redemption pursuant to the Call (the "Call Date") in such notice, which date of redemption shall not be later than July 31, 2007. Upon the occurrence of the Call pursuant to this Section 4, each holder of Callable/Puttable Shares shall receive the Call Price (as defined below) for fifty percent (50%) of the Callable/Puttable Shares held by such holder in accordance with the provisions of this Section C.4 and the Governance Agreement. The Class A Common Stock shall not be callable or redeemable.

          (a)   Call Price.    The call price shall be $54.25 per share of Common Stock that constitutes a Callable/Puttable Share (the "Call Price"), subject to adjustments pursuant to paragraph (c) of this Section 4.

          (b)   Call Notice.    Notice of the Call shall be given through the mailing by the corporation of a notice that the Call will occur (the "Call Notification"), postage prepaid, to the holders of record of the shares of Common Stock that constitute Callable/Puttable Shares at their respective addresses then appearing on the books of the corporation, not more than thirty nor less than ten calendar days prior to Call Date, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the Call.

          (c)   Adjustments.    If the corporation shall at any time after the initial issuance of any Common Stock pay any dividend on Common Stock payable in Common Stock or effect a subdivision or combination of the Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Call Price shall be adjusted by multiplying the Call Price by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event. If the corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Call Price shall be reduced by the per share value of such cash, securities or other property. The Independent Directors (as defined in the Governance Agreement) shall determine in good faith the value of any non-cash dividend for purposes of the Call or the Call Price set forth in the immediately preceding sentence.

          (d)   Condition to the Corporation's Obligations.    Notwithstanding any other provision of this Article IV, the corporation's obligation to pay the Call Price in respect of shares of Common Stock with respect to which the Call Notification has been given (and to deposit with the Depositary (as defined below) funds pursuant to Section C.6(a) of this Article IV) shall be conditioned upon the corporation's having received from GSK or GlaxoSmithKline, or any other affiliate of GSK, the sum of (i) funds in an amount equal to the product of 50% of the Callable/Puttable Shares existing on the Call Date multiplied by the Call Price, and (ii) such additional funds, if any, sufficient to permit the corporation to redeem the shares of Common Stock with respect to which the Call Notification has been given without violating Section 160 of the Delaware General Corporation Law, any bankruptcy or insolvency law or any other law or regulation for the protection of creditors (collectively, the sum of (i) and (ii) is referred to as the "Call Amount"). The corporation shall only use the funds received from GSK, GlaxoSmithKline or their Affiliates to fund the Depositary for the purposes of effecting the Call pursuant to this Section C.4.

          (e)   Enforcement of GSK Obligations.    The corporation shall be mandatorily obligated to take (and shall have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of GSK and GlaxoSmithKline and their affiliates to pay the Call Amount upon receipt of notice from GSK that it intends to exercise the Call, including, without limitation, all actions required to cause GSK and GlaxoSmithKline and their Affiliates to perform their respective obligations under Section 3.1 of the Governance Agreement.

        5.     Put by Holders.    Unless the Call has been previously exercised, during the Put Period (as defined below in Section C.11(h) of this Article IV), each holder shares of Common Stock that constitute Callable/Puttable Shares shall have the option (the "Put") to require the corporation to redeem up to fifty percent (50%) of the shares of Common Stock that constitute Callable/Puttable Shares held by such holder.

          (a)   Put Price.    In connection with the exercise of the Put by any holder of Common Stock that constitutes Callable/Puttable Shares, the corporation shall redeem each share of Common Stock subject to the Put Notice at a put price per share equal to $19.375 (the "Put Price"), subject to adjustment pursuant to Section C.5(c) of this Article IV. Each holder of shares of Common Stock that constitute Callable/Puttable Shares shall have the right to require the corporation to redeem up to fifty percent (50%) of such holder's shares of Common Stock that constitute Callable/Puttable Shares by delivery of the Put Notice (as defined below) during the Put Period to the corporation or the Depositary (as defined below) electing to have up to fifty percent (50%) of the shares of Common Stock that constitute Callable/Puttable Shares held by such holder redeemed by the corporation, accompanied by a certificate or certificates representing such shares.

          (b)   Put Notice.    At least ten and not more than thirty days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section C.7 of this Article IV, as soon as practicable following the date of the occurrence of the Insolvency Event (as defined below in Section C.7 of this Article IV) giving rise to such acceleration (but in no event later than the tenth day following such date), the corporation shall mail the Put Notification (as defined below in Section C.11(g) of this Article IV) to each holder of shares of Common Stock that constitute Callable/Puttable Shares at such holder's address as it appears on the transfer books of the corporation at the address for such holder set forth in the records of the corporation, with a form of Put Notice to be used by such holder in exercising the Put. The Put Notification shall comply in all respects with applicable provisions of the Securities Exchange Act as in effect at the time the Put Notification is given. A notice similar to the Put Notification shall be given by the corporation by publication in the Wall Street Journal at least ten and no more than thirty days prior to the beginning of the Put Period or, in the event of an acceleration of the Put, in accordance with the terms of Section C.7 of this Article IV, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date). If the corporation shall fail to give the Put Notification to the holders of Common Stock at least ten days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section C.7 of this Article IV, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date), as provided herein, the rights of the holders of Common Stock shall not be prejudiced thereby and the Put shall nevertheless become exercisable at the beginning of the Put Period as herein provided but the expiration of the Put Period shall be extended to that date which is thirty-five Business Days (as defined below in Section C.11(b) of this Article IV), or, in the event of such acceleration, sixty-five Business Days, from the date the Put Notification is given to holders of Common Stock. To facilitate the giving of the Put Notification to the holders of Common Stock, the Board of Directors may fix a record date for determination of holders of Common Stock entitled to be given the Put Notification, which record date may not be more than five days prior to the date the Put Notification is given pursuant to this paragraph (b).

          (c)   Adjustments.    If the corporation shall effect a subdivision or combination of the Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event. If the corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Put Price shall be reduced by the per share value of such dividend. The Independent Directors shall determine in good faith the value of any non-cash dividend for purposes of the Put or the Put Price set forth in the immediately preceding sentence.

          (d)   Condition to the Corporation's Obligations.    Notwithstanding any other provision of this Article IV, the corporation's obligation to pay the Put Price in respect of shares of Common Stock with respect to which the Put has been properly exercised (and to deposit with the Depositary funds pursuant to Section C.6(a) of this Article IV) shall be conditioned upon the corporation's having received from GSK, GlaxoSmithKline, or any of their Affiliates, the sum of (i) funds in an amount equal to the product of the number of shares of Common Stock that constitute Callable/Puttable Shares with respect to which the Put has been properly exercised multiplied by the Put Price, and (ii) such additional funds, if any, sufficient to permit the corporation to redeem the shares of Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the Delaware General Corporation Law, any bankruptcy or insolvency law or any other law or regulation for the protection of creditors (collectively, the sum of (i) and (ii) is referred to as the "Put Amount"). In addition, the corporation shall be relieved of any obligation to pay the Put Amount in the event that GSK shall offer to purchase 50% of the outstanding shares of Common Stock that constitute Callable/Puttable Shares from each holder of such shares at a price per share equal to the Put Price. The corporation shall only use the funds received from GSK, GlaxoSmithKline or their Affiliates to fund the Depositary for the purposes of effecting the Put pursuant to this Section C.5. Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, in no event shall the amount required to be paid by GSK or GlaxoSmithKline to the corporation and/or to holders of Common Stock in connection with the Put exceed $525,000,000.

          (e)   Enforcement of GSK Obligations.    The corporation shall be mandatorily obligated to take (and shall have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of GSK, GlaxoSmithKline and their affiliates to pay the Put Amount (and any other amounts payable pursuant to Section 3.4 of the Governance Agreement), including, without limitation, all actions required to cause GSK, GlaxoSmithKline and their affiliates to perform their respective obligations under Section 3.4 of the Governance Agreement.

        6.     Procedures.

          (a)   Payment.    (i) In the event the Call is exercised by GSK, the corporation shall deposit or cause to be deposited the aggregate Call Price (in each case, together with accrued and unpaid dividends to such date) with the Depositary, in trust for payment and issuance to the holders of the Common Stock, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the payment of the Call Price. The corporation shall deposit the aggregate Call Price and any declared and unpaid dividends: (x) on or prior to the second Business Day prior to the Call Date, if GSK has short-term credit ratings of not less than A-1 from Standard & Poor's Rating Services ("S&P") and not less than P-1 from Moody's Investors Service, Inc. ("Moody's") at the time GSK gives notice of its intention to exercise the Call pursuant to Section C.4 of this Article IV, or (y) on or prior to the date any Call Notification is first sent or given, if GSK's short credit ratings are less than A-1 from S&P or less than P-1 from Moody's at the time that GSK gives its notice of its intention to exercise the Call pursuant to Section C.4 of this Article IV (the date in (x) or (y), as applicable, being the "Call Price Deposit Date"), provided that the corporation shall have received the aggregate Call Price from GSK or GlaxoSmithKline at least one Business Day prior to the Call Price Deposit Date. Each holder of shares of Common Stock on the Call Date will be paid the Call Price for their shares of Common Stock subject to the Call within three Business Days following the surrender of the certificate or certificates representing such shares to the Depositary together with a properly executed letter of transmittal covering such shares; provided, however, the consideration payable to a holder an option, warrant, right or other security described in Section 3.3 of the Governance Agreement shall be paid upon the date of conversion, exercise or exchange of such option, warrant, right or security. The corporation's written instructions to the Depositary may provide that any of such deposit remaining unclaimed, at the expiration of two years after the date fixed for the Call, by the holder of any shares of Common Stock subject to the Call be, subject to applicable law, returned to the corporation and revert to the general funds of the corporation, after which return such holder shall have no claim against the Depositary but shall have a claim as an unsecured creditor against the corporation for the Call Price together with accrued and unpaid dividends to the Call Date, without interest; provided, however, such two year period shall be extended with respect to any holder of options, warrants, rights or securities described in Section 3.3 of the Governance Agreement until such time as the time period to convert, exercise or exchange such options, warrants, rights or securities has lapsed. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the corporation to give said notice, and the Call Amount (together with accrued and unpaid dividends to the Call Date) having been deposited, all as aforesaid, then all shares of Common Stock with respect to which such deposit shall have been made pursuant to exercise of the Call shall forthwith, whether or not the Call Date shall have occurred or the certificates for such shares of Common Stock shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the Call Date, the Call Price (together with accrued and unpaid dividends to the Call Date) to which they are entitled, without interest. The Company will issue to GSK (or to its designated Affiliate), on the Call Date as specified in the Call Notification, a number of duly authorized and validly issued shares of Class A Common Stock equal to the number of shares of Common Stock acquired thereby by the Company upon cancellation of the Common Stock subject to the Call.

           (ii)  Promptly following the end of the Put Period, the corporation shall deposit or cause to be deposited with the Depositary the funds and shares in amounts sufficient to pay the Put Price for all shares of Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares, together with a properly executed Put Notice, have been surrendered to the Depositary. Each holder of shares of Common Stock who has properly exercised the Put, and who has surrendered the shares of Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid and issued the Put Price for each such share properly Put promptly following the end of the Put Period. A new certificate representing the shares of Common Stock not subject to the Put shall be issued to the holder of such shares. The corporation will issue to GSK (or to its designated Affiliate), on the date of cancellation of the Common Stock redeemed by the Company pursuant to the Put (which date shall be no later than five Business Days following the end of the Put Period), a number of duly authorized and validly issued shares of Class A Common Stock equal to the number of shares of Common Stock acquired thereby by the Company.

          (iii)  Any Depository selected by the corporation shall have short-term credit ratings of not less than A-1 from S&P and not less than P-1 from Moody's, and shall have long-term credit ratings of not less than AA from S&P and not less than Aa2 from Moody's. The Depositary shall invest any and all funds received by it in accordance with this Section C.6 in short-term United States government securities and shall distribute any income from such investments to either GSK or GlaxoSmithKline upon its demand.

          (iv)  The shares of Common Stock to be redeemed from each stockholder pursuant to the Put or the Call, as the case may be, shall be redeemed pro-rata with respect to the number of shares represented by each certificate held by such stockholder.

           (v)  The corporation shall only use the funds received by GSK, GlaxoSmithKline or their Affiliates to fund the Depositary for the purposes of effecting the Call or the Put, as the case may be.

          (b)   Redeemed Shares.    All shares of Common Stock redeemed by the corporation pursuant to the Call or the Put, as the case may be, shall be retired and cancelled promptly after the redemption thereof and may not be reissued.

        7.     Default.    Unless the Call has been previously exercised, if, prior to the last day of the Put Period, (i) the corporation shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect, or (ii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the corporation and the same is not dismissed within thirty days, or the corporation shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or (iii) the corporation shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, then, and upon the occurrence of such event (an "Insolvency Event"), without notice of any kind whatsoever, the Put shall thereupon become immediately exercisable by the holders of shares of Common Stock that constitute Callable/Puttable Shares until the end of the Put Period.

        8.     Optional Conversion Following the Call/Put Termination Date.    Each share of Class A Common Stock outstanding immediately following (i) the Call Date or (ii) the close of business on the last day of the Put Period (in either case, the "Call/Put Termination Date"), shall, upon the written request of the holder of shares of Class A Common Stock, be converted into one share of Common Stock in accordance with the terms and conditions set forth below. All shares of Class A Common Stock converted by the corporation pursuant to this Section C.8 shall be retired and cancelled. Subject to the issuance of shares of Class A Common Stock pursuant to Section C.6(a)(i) or (ii), no shares of Class A Common Stock shall be issued after the Call/Put Termination Date.

          (a)   Mechanics of Conversion.    Before any holder of Class A Common Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (b)   Reservation of Shares.    The corporation shall provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of all issued and outstanding shares of Class A Common Stock following the Call/Put Termination Date. The corporation covenants that all shares of Common Stock which may be issued upon conversion of Class A Common Stock will upon issue be fully paid and non-assessable by the corporation and free from all taxes, liens and charges with respect to the issue thereof. The corporation further covenants that, if on the Call/Put Termination Date the Common Stock shall be listed on the New York Stock Exchange or on any other national securities exchange or the NASDAQ National Market System, the corporation will, if permitted by the rules of such exchange, seek to list on each such exchange or the NASDAQ National Market System, as the case may be, all shares of Common Stock, including those issuable upon conversion of the Class A Common Stock.

        9.     Legend.    Each certificate representing shares of Common Stock that constitute Callable/Puttable Shares shall bear the following legend:

      "One-half of the shares of Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the period, at the price and on the terms and conditions specified in the corporation's Restated Certificate of Incorporation and (ii) an option on the part of the holder, under certain circumstances, to require the corporation to redeem such shares of Common Stock, at the price and on the terms and conditions specified in the corporation's Restated Certificate of Incorporation. After redemption, the redeemed shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price for such shares, without interest."

        10.   Voting Rights for the Election of Directors/Board Size.    (a) Until such time as (i) GSK's Percentage Interest (as defined in the Governance Agreement) has fallen below 15% or (ii) directly as a result of any sale or other disposition by GSK or its Affiliates of Voting Stock (as defined in the Governance Agreement), GSK's Percentage Interest has fallen below 19.0%, the holders of a majority of the Class A Common Stock outstanding, voting as a separate class, shall be entitled to elect one (1) director.

          (b)   After and for so long as GSK's Percentage Interest is 35.1% or greater and less than 50.1% during the Interim Period (as defined in the Governance Agreement), the holders of a majority of the Class A Common Stock outstanding, voting as a separate class, shall be entitled to elect (i) one (1) director and (ii) that number of Independent Directors (as defined in the Governance Agreement) equal to GSK's Percentage Interest multiplied by the total number of Independent Directors (with such number being rounded to the nearest whole number).

          (c)   After and for so long as GSK's Percentage Interest is 50.1% or greater, the holders of a majority of the Class A Common Stock outstanding, voting as a separate class, shall be entitled to elect (i) that number of directors equal to one-third of the then total number of directors comprising the Board and (ii) that number of Independent Directors equal to one-half of the total number of Independent Directors.

          (d)   After and for so long as GSK's Percentage Interest is 50.1% or greater, the authorized number of directors on the Board shall be no less than nine, or any greater number that is divisible by three.

          (e)   In the case of any directors elected pursuant to paragraphs (a), (b), and (c) of this Section C.10, each director shall be nominated in accordance with the procedures set forth in the Governance Agreement and shall have the qualifications required by the Governance Agreement.

11.
Certain Definitions.    For purposes of this Article IV, Section C, the following terms shall have the following meaning:

          (a)   "Affiliate" shall have the meaning ascribed to it in the Governance Agreement.

          (b)   "Business Day" means any day which is not a Saturday, Sunday or a federal holiday.

          (c)   "Callable/Puttable Shares" means (i) all outstanding shares of Common Stock that are not subject to repurchase by the Company pursuant to any employee, officer, director or consultant compensation plan as of the Call Date or the final day of the Put Period, as the case may be, (ii) all shares of Common Stock subject to issuance upon the exercise of options to acquire Common Stock granted pursuant to any employee, officer, director or consultant compensation plan that are or will be fully vested as of the Call Date or the final day of the Put Period, as the case may be, (iii) all shares of Common Stock subject to issuance upon the exercise, exchange or conversion of warrants, exchangeable or convertible securities (other than any such options described in clause (ii)) that are by their terms exercisable, exchangeable or convertible as of the Call Date or the final day of the Put Period, as the case may be.

          (d)   "Change in Control" means a liquidation, dissolution or winding up of this corporation and shall be deemed to be occasioned by, or to include (i) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (ii) a sale of all or substantially all of the assets of this corporation.

          (e)   "Depositary" means the bank or trust company having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the corporation to serve as agent for the purpose of receiving certificates representing shares of the Common Stock upon exercise of the Put or Call, as the case may be, and distributing the Call Price or the Put Price therefor, as the case may be.

          (f)    "Put Notice" means a written notice electing to have shares of Common Stock redeemed by the corporation pursuant to the exercise of the Put.

          (g)   "Put Notification" means a written notice from the corporation to the holders of the shares of Common Stock that constitute Callable/Puttable Shares of (i) the rights of such holder to cause the corporation to redeem shares of Common Stock during the Put Period, (ii) the date of the commencement and termination of the Put Period, (iii) the Put Price, (iv) the identity and address of the Depositary and (v) instructions as to how to exercise the Put. The Put Notification shall, in all respects, comply with the requirements of the Securities Exchange Act.

          (h)   "Put Period" means, subject to Section C.5(b) of this Article IV, the period commencing on August 1, 2007 and ending on the close of business on the thirtieth Business Day thereafter or such later date as may be provided in Section C.5(b) of this Article IV or as may be required under the Securities Exchange Act or the Hart-Scott Rodino Antitrust Improvements Act of 1976;

  provided, that in the event of acceleration of the Put Period pursuant to Section C.7 of this Article IV, the Put Period shall be the period commencing as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than ten days following such date) and ending on the close of business on the sixtieth Business Day thereafter or such later date as may be provided in Section C.5(b) of this Article IV or as may be required under the Securities Exchange Act.

          (i)    "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (j)    "Qualified Change in Control Transaction" shall mean a Change in Control of the Company approved by a majority of the Independent Directors and consummated prior to July 1, 2007 that results in payment or issuance of securities prior to such date of cash or securities with a fair market value prior to such date (as determined in good faith by a majority of the Board) equal to or greater than $19.375 per share of Common Stock (appropriately adjusted to take into account stock dividends, stock splits, recapitalizations and the like).

        12.   Put and Call Not Change in Control; Qualified Change in Control Transaction.

          (a)   Notwithstanding any other provision of this Article IV of this Restated Certificate of Incorporation, the transactions to be consummated pursuant to exercise of the Put or the Call shall not be deemed to be a "Change in Control" for purposes of this Article IV.

          (b)   The call provisions and put provisions contained in Sections C.4 through C.8 of this Article IV shall expire and be of no further force or effect immediately prior to the consummation of a Qualified Change in Control Transaction.

ARTICLE V

        Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

        Subject to the provisions of the Governance Agreement, the number of directors of this corporation shall be fixed from time to time as provided in the bylaws or any amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

        Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

        A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General

Corporation Law is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

        Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

        This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided that so long as any shares of Common Stock and Class A Common Stock are both outstanding, this corporation shall not amend Article IV without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of shares of Common Stock and the holders of at least a majority of the then outstanding shares of shares of Class A Common Stock, each voting as separate classes for this purpose.

ARTICLE XI

        To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors and officers of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such directors and officers or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

        Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

        A.    In recognition and anticipation (i) that as a result of the exercise of the Put and/or the Call, GSK or companies which, following completion of the Transaction, are controlled by, control or are under common control with GSK (excluding the corporation and any company that is controlled by the corporation) (the "GSK Group") may own a majority of the outstanding capital stock of this corporation, (ii) that directors, officers, employees or designees of GSK may serve as directors of this corporation, (iii) that the GSK Group engages and is expected to continue to engage in the same, similar or related activities and lines of business as those in which the corporation and its affiliates may engage and/or engage in other business activities that overlap with or compete with those in which the corporation and its affiliates may engage, subject only to any agreements to which the GSK Group and this corporation and its affiliates may be parties, (iv) that the corporation and its affiliates will engage in material business transactions with the GSK Group, including (without limitation) being a significant supplier of the GSK Group and engaging in joint ventures and joint development activities, and that this corporation is expected to benefit therefrom, and (v) that the corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, may seek to take advantage of the same or related business and corporate opportunities or may seek to take advantage of corporate and business opportunities that are suitable for or of interest to the other or might be suitable for or of interest to the other if the other were aware of such opportunities, and (vi) that, as a consequence of the foregoing, it is in the best interests of this corporation that the respective rights and duties of the corporation and of GSK, and the duties of any directors or officers of this corporation who are serving as designees of GSK, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for or of interest to, both of the corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, the provisions of this Article XII shall regulate and define the conduct of certain of the business and affairs of the corporation and its affiliates in relation to GSK and any directors or officers of the corporation who are serving as designees of GSK. As used in this Article XII, the corporation's affiliates do not include members of the GSK Group.

        B.    1.    The corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, may each take advantage of any or all business and corporate opportunities that may be available to them without offering the other any such business or corporate opportunity, informing the other of the existence of any such business or corporate opportunity, or giving the other the opportunity to participate in any such business or corporate opportunity, and the GSK Group shall have no duty arising from engaging in the same or similar activities or lines of business as the corporation and its affiliates, and neither the GSK Group nor any of its or their respective directors or officers shall be liable to this corporation or its stockholders for any breach of any duty to this corporation by reason of such activities by the GSK Group, except as expressly contemplated by section 2 of this Article XII, Section B. Without limiting the foregoing, the corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, may separately compete for the same acquisition opportunities, in the development or acquisition of the same or similar technology or intellectual property rights, and for the same customers and the same suppliers. The corporation, on its own behalf and on behalf of its affiliates, to the fullest extent permitted by law, renounces any interest in or expectancy in, any or all corporate and business opportunities that are presented to the GSK Group or to any of their officers, directors and employees, even if such officers, directors or employees are also directors of the corporation, except as expressly contemplated by section 2 of this Article XII, Section B and waives any claim that any such opportunity constituted a corporate opportunity of the corporation that should have been presented to the corporation or any of its affiliates; provided, that such renunciation shall not prevent the corporation or its affiliates from separately seeking to take advantage of any or all of such corporate and business opportunities that come to the corporation or its affiliates, or its officers, directors or employees, in their own right, or that the corporation or its affiliates, or its officers, directors or employees become aware of in their own right. Without limiting the foregoing, except as expressly set forth in subsection 2 of this Article XII, Section B, no director, officer or employee of the GSK Group who is also a director or officer of the corporation shall have any duty to inform the corporation (or any of its other directors or its officers) of the availability or potential availability of any corporate or business opportunity known to such person in his or her capacity as an officer, director or employee of GSK or any member of the GSK Group or to inform the corporation (or its other directors or officers) of the plans of the GSK Group with respect thereto.

        2.     In the event that a director of the corporation who has been designated by GSK to serve on the board of directors acquires knowledge of a potential transaction or technology or other matter which may be a corporate or business opportunity for both the corporation and the GSK Group, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled the fiduciary duty of such director to the corporation and its stockholders with respect to such corporate and business opportunity, and the corporation to the fullest extent permitted by law renounces its interest in and waives any claim that such corporate or business opportunity constituted a corporate opportunity of the corporation that should have been presented to the corporation or any of its affiliates, if such director acts in a manner consistent with the following policy:

          (a)   A corporate or business opportunity offered to any person who is a director of this corporation, and who is not a director, officer or employee of the GSK Group, shall belong to the corporation; and

          (b)   A corporate or business opportunity offered to any person who is a director of the corporation and who is a director, officer or employee of GSK or a member of the GSK Group, shall belong to the corporation only if such opportunity is expressly offered to such person primarily in his or her capacity as a director of the corporation, and otherwise shall belong to GSK.

        3.     Nothing in this Article XII, Section B shall invalidate, limit or restrict the enforceability of any agreement properly entered into by the corporation and GSK, including any non-competition agreement or agreement to provide information or share business or corporate opportunities or participate in business or corporate opportunities, or agreement intended to further effectuate the general purposes of this Article XII, Section B.

        C.    The provisions of this Article XII shall have no further force or effect at such time as GSK shall first cease to be the owner, in the aggregate, of twenty percent (20%) or more of the Common Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to (a) any agreement that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, (b) any transaction entered into before such time, or (c) any business opportunity that first arose before that time.

        D.    Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 85% of the voting power of all shares of the Corporation's voting stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article XII.

*    *    *

        THIRD: The foregoing amendment and restatement of the Restated Certificate of Incorporation of this corporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

        FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this            day of            , 2004.

Rick E Winningham Chief Executive Officer

QuickLinks

  Exhibit 3.2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THERAVANCE, INC.